ACQUISITION AGREEMENT

by and among

SPENCE & MATHEWS, INC.

CRAIG O. LINSCOTT AND BRADLEY J. SCOTT

and

NORTHEAST BANK INSURANCE GROUP, INC.

November 9, 2007

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”) is made this 9th day of November, 2007, by and among SPENCE & MATHEWS, INC., a Maine corporation (the “Seller”), CRAIG O. LINSCOTT, a resident of North Berwick, Maine, and BRADLEY J. SCOTT, a resident of Acton, Maine (collectively, the “Shareholders”) and NORTHEAST BANK INSURANCE GROUP, INC., a Maine corporation (the “Purchaser”); and relates to the purchase and sale of substantially all of the assets, property, and undertakings of the Seller.

RECITALS

The Seller owns and operates a business (the “Business”) engaged in providing the sale and servicing of insurance.  Shareholders collectively own all of the shares of stock of Seller.  The Seller is willing to sell to the Purchaser, and the Purchaser is willing to purchase from the Seller, substantially all of the assets used by the Seller in the Business upon the terms and conditions herein set forth.

AGREEMENT

Therefore, in consideration of the premises and the mutual benefits to be derived from this Agreement, the parties hereto, intending legally to be bound, hereby agree as follows:

SECTION 1:  RECITALS

The recital clauses set forth above are true and correct and are incorporated herein by reference as though set forth verbatim herein.

SECTION 2:  PURCHASE AND SALE OF ASSETS

2.1:   Purchase and Sale.  The Seller agrees to sell, transfer, convey, assign and deliver to the Purchaser, free and clear of all encumbrances, and the Purchaser agrees to purchase from the Seller, all of the Seller’s tangible and intangible property owned and used in the operation of the Business (excluding the Excluded Assets as hereinafter defined), including without limitation the property listed and described below in this Section (all of such property being purchased and sold are herein collectively referred to as the “Assets”) as follows:

2.1.1:   Goodwill.  All of the Seller’s goodwill and customer sales and service files related to the Business.

2.1.2:   Intangible Assets.  All of the Seller’s transferable right, title and interest in and to its intangible assets associated with the Business, including its name, assumed name, domain names, trade names, including, especially, the names, “Spence & Mathews, Inc.” and “Spence & Mathews Insurance Agency, Inc.”, cash and income received after 5:00 p.m. on November 30, 2007, notes receivable, accounts receivable, rights, claims, choses in action, prepaid expenses, advertising literature and brochures, contracts, patents, patent applications, inventions, trademarks, copyrights, general intangibles, all rights to any and all software, customer lists and relationships, supplier and provider lists and relationships, territorial rights, franchise licenses, permits, and approvals, prepaid accounts, and other intangibles of every kind and description.

2.1.3:   Books and Records.  Excluding those items set forth in Article 2.2.3 below, the Seller’s books and records relating to the Business, including records relating to customers, suppliers, providers, employees, and contracts.

2.1.4:   Machinery, Equipment, Etc.  All machinery, equipment, fixtures, furnishings and furniture (the “Equipment”).

2.2:   Excluded Assets.  The Assets to be purchased and sold hereunder do not include the following assets (the “Excluded Assets”):

2.2.1:   Certain Cash and Income.  Cash and income received before 5:00 p.m. on November 30, 2007;

2.2.2:   Certain Tangible Property.  A 1997 BMW automobile, a 2005 John Deere tractor, and a 2004 Ford F-250 truck;

2.2.3:   Corporate Records.  The corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

2.2.4:   Employment Agreements and Plans.  The rights of Seller under any employment agreement or arrangement or employee benefit plan or arrangement (whether written or oral); and

2.2.5:   This Agreement.  The rights of Seller under this Agreement.

2.3:   No Assumption of Liabilities.  The Purchaser shall not assume, and shall not be liable for any of the Seller’s liabilities excepting any obligations directly assumed by Purchaser as provided in this Agreement.

SECTION 3:  CONSIDERATION.

The total consideration to be paid by the Purchaser pursuant to this Agreement shall be as follows:

3.1:  Purchase Price.  The Purchaser will pay to Seller Three Million Five Hundred Forty-Three Thousand Dollars ($3,543,000.00) (the “Purchase Price”) for the Assets.

3.2:  Payment of Purchase Price.  The Purchase Price will be paid to Seller as follows:

3.2.1:  Purchase Deposit.  Purchaser has deposited with Seller’s attorney, Sidney St. F. Thaxter, Esq., of Curtis Thaxter Stevens Broder & Micoleau LLC, One Canal Plaza, Suite 1000, P.O. Box 7320, Portland, Maine, 04112-7320 (“Escrow Agent”) the sum of Five Thousand Dollars ($5,000.00) as earnest money (the “Purchase Deposit”).  At Closing Escrow Agent will deliver the Purchase Deposit to Seller to be applied to the Purchase Price.

3.2.2:  Satisfaction of Existing Debt.  Seller represents to Purchaser that there is no debt (including, without limitation, accrued employment taxes and pension and retirement plan obligations) owed by the Seller except as set forth on Exhibit 1 annexed hereto (said debt being collectively referred to as the “Existing Debt”).  Seller will pay all Existing Debt at or before the Closing.  To the extent any Existing Debt remains unpaid at Closing, Purchaser may deduct the amount of unpaid Existing Debt from the Purchase Price and apply the same to the satisfaction of unpaid Existing Debt.

3.2.3:  Cash at Closing.  Purchaser will pay to Seller at Closing the amount of Three Million Thirty-Eight Thousand Dollars ($3,038,000.00) (less any amount which Purchaser may deduct and apply to unpaid Existing Debt as provided in subsection 3.2.2 above) in the form of a certified, bank cashier’s or attorney trust account check.

3.2.4:  Seller Financing.  The balance of the Purchase Price will be paid by the delivery to the Seller at Closing of Purchaser’s promissory note (the “Note”) in the original principal amount of Five Hundred Thousand Dollars ($500,000.00) with interest accruing at the annual rate of six and one-half percent (6.5%) due and payable in equal annual payments beginning one year following the Closing Date calculated to amortize the entire principal balance and interest accruing thereon over a term ending on the 7th anniversary of the Closing Date.  The obligation may be prepaid without penalty.  The Note will be substantially in the form of Exhibit 2-1 annexed hereto.  The Note will be secured by the unlimited guaranty of Northeast Bank, which Guaranty shall be substantially in the form of Exhibit 2-2 annexed hereto.  The original principal amount of the Note may be reduced in accordance with subsection 3.2.5 below.

3.2.5:  Retention Requirement.  As long as Craig O. Linscott (except in the case of his death, disability which prevents him from carrying out his employment, or termination of employment) retains material control of all aspects of the Business, the original principal amount of the Note will be reduced if the net commission income received by the Purchaser from the operations at Seller’s former office locations for the calendar year ending December 31, 2010 (the “Actual Income”) is less than One Million Five Hundred Seventy-Five Thousand Dollars ($1,575,000.00) (the “Minimum Income”).  The amount by which the original principal amount of the Note will be reduced (the “Reduction Amount”) will be calculated as follows:

Step 1:  Calculate Retention Percentage.  The “Retention Percentage” is determined by dividing the Actual Income by the Minimum Income and expressing the quotient as a percent.

Step 2:  Determine the Adjusted Intangible Value.  The “Adjusted Intangible Value” is determined by multiplying the Intangible Value by the Retention Percentage.  The “Intangible Value” is equal to Three Million Five Hundred Thousand Dollars ($3,500,000.00) (representing the portion of the Purchase Price which is not allocated to tangible personal property).

Step 3:  Calculate the Reduction Amount.  The Reduction Amount is equal to the Intangible Value less the Adjusted Intangible Value.

Actual income will include policies re-written by Purchaser’s other office locations which are currently written by Seller.  If the principal amount of the Note is reduced pursuant to this subsection, Seller and Purchaser at the request of either will promptly execute an allonge to the Note setting forth the Reduction Amount, amending the original principal amount of the Note, and reducing the amount of each remaining annual payment accordingly to amortize the remaining unpaid balance in equal payments over the remaining term of the Note.

SECTION 4:  ALLOCATION OF PURCHASE PRICE

The Purchase Price is allocated as follows:

Equipment	$ 43,000.00
Goodwill and other assets	3,500,000.00

Total:	$ 3,543,000.00

The parties agree that the allocation set forth herein was determined by negotiation and each party covenants to take no position in any manner inconsistent with the foregoing allocation on any income tax return, or before any governmental agency charged with the collection of any income tax, or in any judicial proceeding, and each agrees to execute and file with the Internal Revenue Service a Form 8594 consistent with the allocation set forth herein.

SECTION 5:  EMPLOYMENT AGREEMENTS.

5.1:  Shareholders.  The Shareholders will enter into employment agreements (the “Shareholder Employment Agreements”) with the Purchaser.  The Shareholder Employment Agreements will be substantially in the form of Exhibit 3-1 annexed hereto for Craig O. Linscott and substantially in the form of Exhibit 3-2 annexed hereto for Bradley J. Scott.

5.2:  Key Employees.  Certain key employees (“Key Employee” when referring to one or “Key Employees” when referring to more than one) of Seller will, if they choose to be employed by the Buyer, enter into employment agreements (the “Key Employee Employment Agreements”) with the Purchaser.  The Key Employee Employment Agreements will be substantially in the forms of the exhibits annexed hereto and identified below opposite the name of each of the Key Employees, all of whom are listed below:

Gerard R. Gilbert	Exhibit 3-3
Kelly S. D. Higgins	Exhibit 3-4
Ian S. Robertson	Exhibit 3-4
Donald B. Campbell	Exhibit 3-5

       5.3:   Employment of Jessica Linscott.  Jessica Linscott (“Jessica”) is the daughter of Craig O. Linscott and a former employee of Seller.  Should Jessica seek re-employment with the Business within the next three years, Purchaser agrees, if Jessica agrees, to retain her as an employee at an annual salary of no less than $38,000.00 provided she enters into an employment agreement with Purchaser substantially in the form annexed hereto as Exhibit 3-4 as will be required of all of the employees of Seller whom Purchaser hires.

5. 4:   Other Employees.  Other employees of Seller who are hired by Purchaser will enter into an Employment Agreement substantially in the form annexed hereto as Exhibit 3-4.

SECTION 6:  CLOSING

6.1:    Closing Time and Place.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Isaacson & Raymond, 75 Park Street, Lewiston, Maine, at 11:00 a.m. on November 30, 2007 (the “Closing Date”), or at such other time and place as may be agreed upon by the parties hereto.

6.2:    Transfer of Title and Possession.  At the Closing, the Seller shall transfer title to the Assets free and clear of all liens and encumbrances by executing and delivering to the Purchaser one or more warranty bills of sale substantially in the form annexed as Exhibit 4 (the “Bill of Sale”), and any and all other instruments or certificates of title necessary to effectuate the transfer of title to the Assets as contemplated hereby, and shall transfer possession of the Assets to the Purchaser.

6.3:    Assignment of Contracts.  At the Closing, the Seller and the Purchaser shall execute and deliver an instrument of assignment and assumption of contracts and agreements, licenses and other instruments being assigned to the Purchaser hereunder, substantially in the form annexed as Exhibit 5 (the “Assignment and Assumption Agreement”), and shall execute any other instruments or certificates necessary to effect the assignment thereof.

This Agreement and any document delivered under this Agreement shall not constitute an assignment or an attempted assignment of any contract contemplated to be assigned to the Purchaser under this Agreement:

(a)   which is not assignable without the consent of a third party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach of such contract or agreement; or

(b)   in respect of which the remedies for the enforcement of such contract or agreement available to the Seller would not pass to the Purchaser.

The Seller shall use its best efforts to obtain the consents of third parties as may be necessary for the assignment of the contracts.  To the extent that any of the foregoing items are not assignable by their terms or where consents to their assignment cannot be obtained as provided in this Section 6, such items shall be held by the Seller in trust for the Purchaser and the covenant and obligations under those contracts or agreements shall be performed by the Purchaser in the name of the Seller and all benefits and obligations existing therein shall be for the account of the Purchaser.  The Seller shall take or cause to be taken such action in its name or otherwise as the Purchaser may reasonably require so as to provide the Purchaser with the benefits of those contracts or agreements and to effect collection of money to become due and payable under such items and the Seller shall promptly pay over to the Purchaser all money received by the Seller in respect of all of the foregoing items.  Upon the Closing, the Seller and the Purchaser shall execute and deliver a general assignment of contracts, leases and licenses agreement in the form attached as Exhibit 6, under which the Seller shall authorize the Purchaser, at the Purchaser’s expense, to perform all of the Seller’s obligations under the foregoing items and constitute the Purchaser its attorney to act in the name of the Seller with respect to those items, and the Purchaser shall agree to assume those obligations.

6.4:   Noncompetition Agreement.  At the Closing, Seller and Shareholders will enter into a Noncompetition Agreement substantially in the form of the Noncompetition Agreement annexed hereto as Exhibit 7.  Purchaser has delivered to Escrow Agent a deposit (the “Noncompetition Deposit”) in the amount of Five Thousand Dollars ($5,000.00) to be applied to the Eight Hundred Thousand Dollar ($800,000.00) consideration for the covenants in the Noncompetition Agreement.  At Closing the Escrow Agent will deliver the Noncompetition Deposit to Seller to be applied toward the consideration.  Purchaser will pay to Seller the balance of said consideration, Seven Hundred Ninety-Five Thousand Dollars ($795,000.00), in accordance with the provisions of the Noncompetition Agreement and such obligation shall be secured by the unlimited guaranty of Northeast Bank, such Guaranty shall be in the form of Exhibit 2-2 annexed hereto.

6.5:   Errors and Omission Insurance.  Purchaser and Seller will obtain and produce at Closing satisfactory evidence of the following insurance providing notice to the other at least ten (10) days prior to cancellation or termination (if applicable):

6.5.1:   Purchaser.  Purchaser will maintain a policy in form and substance reasonably satisfactory to Seller insuring against errors and omissions until the Note has been satisfied in full.

6.5.2:   Seller and Shareholders.  Seller and Shareholders will purchase at or prior to Closing a tail policy in form and substance reasonably satisfactory to Purchaser insuring against errors and omissions with the minimum policy limits of Two Million Dollars ($2,000,000.00) for each occurrence and Four Million Dollars ($4,000,000.00) in the aggregate.  The insurance will be on a “claims made” basis for a period extending a minimum of three (3) years following the Closing.

6.6:   Leases for Office Locations.  At the Closing, Seller will deliver to purchaser a fully executed termination of the existing lease between Seller and its landlord for the Seller’s business office located at 59 South Main Street in Rochester, New Hampshire.  Purchaser will undertake to enter into a new lease for said office in a form reasonably acceptable to Purchaser signed by Seller’s said landlord which Purchaser will execute at Closing.  At the Closing, Seller and Purchaser will execute and deliver an Assignment and Assumption Agreement with respect to the lease between Seller and its landlord for the Seller’s business office located at 4 Sullivan Square in Berwick, Maine, pursuant to which Seller will assign the lease and Purchaser will assume the rights and obligations of Seller under the lease.  At the Closing, Seller will produce the landlord’s signed written consent to the assignment if such consent is required under the provisions of the lease.  The lease for the Berwick office will be amended by the Seller and its landlord prior to such assignment to the extent necessary to provide that the landlord will be solely responsible, without reimbursement from the tenant, for fire and casualty insurance for the building and improvements, liability insurance for the landlord and those in privity of estate with the landlord, and for real estate taxes relating to the real estate, building and improvements.

6.7:   Option to Purchase Berwick Real Estate.  At the Closing, Seller will deliver to Purchaser an option agreement (the “Option”) to purchase the real estate located at 4 Sullivan Square in Berwick, Maine and more particularly described in the deed from Susan Linscott to Sullivan Square LLC dated March 24, 2004 and recorded in the York County Registry of Deeds in Book 14038, Page 142 (the “Berwick Real Estate”).  At Closing, the Option will be signed by the owner (the “Owner”) of the Berwick Real Estate, acknowledged before a notary public, and otherwise suitable for recording in said registry.  Seller will provide the Purchaser evidence of the existence of the Owner and the authority of the officer or agent executing the Option to execute and deliver the Option to Purchaser.  The Option shall extend for a period of two (2) years following the Closing.  The Option will entitle the Purchaser to purchase the Berwick Real Estate for Three Hundred Seventy-Five Thousand Dollars ($375,000.00) upon exercise of the Option and require the Owner to deliver to Purchaser a quitclaim deed with covenant, upon the terms and conditions set forth more fully in the Option.

SECTION 7:  REPRESENTATIONS AND WARRANTIES

7.1:   Representations and Warranties of the Seller and Shareholders.  As a material inducement to the Purchaser to enter into and perform its obligations pursuant to this Agreement, the Seller and Shareholders represent and warrant, jointly and severally, as of the date hereof and the Closing Date, as follows:

7.1.1:   Organization and Good Standing of the Seller.  The Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine; (b) is qualified to do business as a foreign corporation in the State of New Hampshire; (c) is not required to be qualified as a foreign corporation in any jurisdiction where such qualification is required by the nature of the Seller’s business other than in the State of New Hampshire; and (d) has corporate power to carry on its business as it is now being conducted and to enter into and perform its obligations pursuant to this Agreement.

7.1.2:   Ownership of Shares; Ownership Interests.  Shareholders own all of the issued and outstanding shares of capital stock of the Seller and all other securities of the Seller, if any, and there are no outstanding securities or options, warrants or other rights to acquire any securities of the Seller.  Shareholders have full authority to vote Shareholders’ shares of capital stock on all matters relating to the transactions contemplated by this Agreement.

7.1.3:   Authorization.  The execution and delivery by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby and the performance of all of its obligations hereunder, have been duly authorized by all necessary action on the part of the Board of Directors and shareholders of the Seller; and this Agreement, when executed and delivered by the Seller, will be the valid and binding obligation of the Seller, enforceable in accordance with its terms except as enforcement may be subject to laws relating to bankruptcy, insolvency and creditors’ rights, and except as the availability of the remedy of specific enforcement is subject to the discretion of any court from which such remedy may be sought.

7.1.4:   Title to Assets.  The Seller has valid, marketable title to the Assets, in its own name, free and clear of all claims, liens, charges, encumbrances, and claimed interests of any kind of any other person or persons whatsoever (excepting encumbrances which will be discharged at or prior to Closing) and has full right, power and authority to sell, transfer, assign and deliver the Assets to the Purchaser hereunder, without any required consent or approval by any other party.

7.1.5:   Extent and Condition of Assets.  The Assets constitute all of the property used by the Seller in the conduct of the Business.  The Assets are located at the two business offices of the Seller, one at 4 Sullivan Square in Berwick, Maine and the other at 59 South Main Street in Rochester, New Hampshire, are in good operating condition, and are adequate and suitable for the purposes for which they are presently being used.

7.1.6:   Other Rights to Purchase.  No person other than the Purchaser has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Seller of any of the Assets.

7.1.7:   Non-Violation.  The execution and delivery of this Agreement by the Seller, and the consummation by it of the transactions contemplated hereby, do not and will not violate the provisions of (1) any applicable Federal laws or laws of the State of Maine, or of any other state or jurisdiction in which the Seller does business, (2) the Seller’s Articles of Incorporation or Bylaws, or (3) any order, judgment or decree or any other restriction of any kind or character applicable to the Seller or to the Assets.  No default or breach will occur by virtue of the consummation of the transactions contemplated hereunder in any material respect under any contract, agreement, deed of trust, indenture, or other instrument applicable to the Seller, and no rights of the Seller under any such existing contract, agreement, indenture, deed of trust, or other instrument will be limited, impaired or extinguished by virtue of the consummation of the transactions contemplated hereunder, nor will the consummation of the transactions contemplated hereunder result in the creation of any lien, charge or encumbrance upon the Assets.

7.1.8:   Financial Statements.  The Seller has delivered to the Purchaser true and correct copies of the Seller’s annual financial statements for calendar years 2005 and 2006 (and interim financial statements) (hereinafter the “Financial Statements”).  Such Financial Statements fairly and accurately present the financial condition and the results of operations of the Seller for the periods then ended, in accordance with generally accepted accounting principles, consistently applied.  The Seller is subject to no material liabilities, and has not guaranteed or otherwise become liable for the liabilities or obligations of others, except for those set forth in the Financial Statements.

7.1.9:   Absence of Certain Changes or Events; Business Prospects.  Since December 31, 2006, there has not been any material adverse change (1) in the Seller’s financial condition, assets, liabilities, properties, or Business, including any damage, destruction or loss of property by fire or other casualty, whether or not covered by insurance, or (2) to the best of the Seller’s knowledge, in the Seller’s business prospects and relationships with its lenders, customers, suppliers or other parties with whom it has contractual relations.  The Seller has not conducted the Business other than in the ordinary course and consistent with the manner in which the Business has been conducted before those dates.  The Seller has not received any information not generally available to the public that would indicate any substantial risk that the future prospects of the Business might be affected in a materially adverse way.

7.1.10:    Tax Matters.  The Seller has paid all taxes, interest and penalties due or assessed and owed by it, and has duly filed all Federal, state, local or other tax returns which are required to be filed.  No proceedings or other actions which are still pending or open have been taken for the assessment or collection of additional taxes of any kind from the Seller, no statute of limitations in respect of any taxes has been waived or extended by or on behalf of the Seller, and no examination by the Federal or state taxing authorities or any other taxing authority is currently pending.  Present taxes which the Seller is required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by the Seller for such payment and will be paid when due.

7.1.11:    Contracts and Other Obligations.  There are annexed hereto as Exhibit 8 complete and accurate lists of the following:

(a)   all leases to which the Seller is a party as lessee or lessor, and all equipment leases, with respect to any of the Assets of the Business;

(b)   all other contracts or agreements relating to the Business, including without limitation, supply contracts, maintenance contracts, advertising contracts, software and other license agreements, and service contracts (the “Contracts”).

The Contracts are all in good standing and in full force and effect unamended and no material default or breach exists in respect of them on the part of any of the parties to them and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach; the foregoing includes all the presently outstanding material contracts entered into by the Seller in the course of carrying on the Business.

Except for Contracts and Licenses (as defined in Section 7.1.16) requiring the consent to assignment of third parties that are listed in Exhibit 8, there are no consents, authorizations, licenses, franchise agreements, permits, approvals or orders of any person or government required to permit the Seller to complete this transaction with the Purchaser.

7.1.12:   Employees.  There is annexed hereto as Exhibit 9 a list containing the name of each employee of the Seller engaged in the Business together with a description of the position held by each such employee and the current rate of compensation of each such employee, together with the terms of any contractual relationship therewith, if any.  The Seller has complied with all applicable Federal, state, and local laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, the withholding and payment of social security and other taxes, and the provision and continuation of medical insurance benefits under applicable law, and the Seller is not liable for any arrearages of any wages or taxes, or penalties for failure to comply with the foregoing, and has not committed any unfair labor practice.  All wages and all other payments due from the Seller to the employees in salary, accrued vacation, or other fringe benefits have been paid.  To the best of the Seller’s and the Shareholders’ knowledge, no controversies are pending or threatened between the Seller and any of its employees, and no attempts have been made to organize the Seller’s employees into any trade union within the past five (5) years.

7.1.13:   Litigation.  No litigation proceeding, investigation or claim is pending or threatened against the Seller relating to the Assets or the Business including without limitation any actual or alleged injury to persons or property relating to the conduct of the Business before the Closing Date nor does the Seller know or have any reasonable grounds to know of any basis for any such litigation, proceeding, investigation or claim.  The Seller is not involved in and has not been served or put on notice of any litigation, claim, proceeding or governmental investigation pending or threatened against or relating to the Seller that will adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement.  To the best of the Seller's and the Shareholders’ knowledge, no investigation of the Seller has been conducted or is intended, nor remedial action taken or intended against the Seller, by any governmental authority.

7.1.14:   Brokers.  The Seller has not incurred any obligation to pay compensation or commissions to any broker or other intermediary in connection with the transactions contemplated hereby.  The Seller and the Shareholders jointly and severally, will, independent of the other provisions of this Agreement, indemnify the Purchaser and hold the Purchaser harmless without deduction or offset against payment of any such compensation or commissions.

7.1.15:   Proprietary Property.  Listed on Exhibit 10 are all trademarks, trade names, domain names, service marks, or other intellectual property used in the conduct of the Business (the “Intellectual Property”), and all registrations or filings of any of the foregoing.  In the conduct of the Business, the Seller has not, and is not to the best of its knowledge infringing upon any trademark, service mark, trade name, domain name, trade secret, patent, copyright or other intellectual property or contractual rights of others, nor using any confidential information, inventions, know-how, trade secrets, customer lists or other intellectual property of others, nor is the Seller aware of any infringement by others of the Intellectual Property.  All of the Seller’s rights in and to the Intellectual Property are assignable to the Purchaser without consent or approval by any third party.  No employee of the Seller owns, directly or indirectly in whole or in part, any patent, trade-mark, trade name, domain name, brand name, copyright, moral right, invention, process, know-how, formula or trade secret which the Seller is presently using or the use of which is necessary for the Business.

7.1.16:   Licenses and Approvals.  Listed on Exhibit 11 is each license, permit, approval and certification by any governmental or industry oversight entity necessary in the conduct of the Business (the “Licenses”).  The Seller has duly and properly obtained the Licenses, which are currently in full force and effect.  The Seller has filed all reports and returns required by all governmental agencies necessary for the conduct of the Business and has complied with all applicable Federal, state and local laws, regulations or ordinances.

7.1.17:   Insurance.  Listed on Exhibit 12 is each insurance policy maintained by the Seller upon the Assets or the Business during the period beginning six (6) full calendar years before the date hereof.  All such policies have been in full force and effect during such periods as described on Exhibit 12 and have afforded coverage on an “occurrence” basis during such periods (or, if on a “claims made” basis, the Seller covenants that it will maintain such insurance, on substantially the same terms for a period of three years after the Closing Date), and there are no existing disputes as to coverage under any such policies.

7.1.18:   Compliance with Laws; Environmental Compliance.  Except as disclosed on Exhibit 13, the Seller has at all times conducted the Business in full and complete compliance with all applicable local, state and Federal laws and regulations, including without limitation, any such local, state and Federal laws and regulations relating to environmental matters (“Environmental Law”) and/or occupational health and safety matters.  There are no substances in any of the Assets that legally cannot be disposed of in the manner customarily used by the Seller for disposal.

The Seller (1) has never sent a substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) it is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, mutagenic, dangerous or otherwise hazardous; (c) its presence at some quantity requires investigation, notification or remediation under any Environmental Law or common law; (d) it constitutes a danger, a nuisance, a trespass or a health or safety hazard to persons or property; or (e) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas (collectively, the “Hazardous Material”) to a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (i) has been placed on any Federal or state contamination sites list, or (ii) is subject to or the source of a claim, an administrative order, or other request to take “removal”, “remedial”, “corrective”, or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (2) is in compliance with all Environmental Laws in all of its activities and operations; (3) is not involved in any suit or proceeding and has not received any notice or request for information from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or violation or alleged violation of any Environmental Law, and has not received notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material; (4) has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits (all of which are listed in Exhibit 12 and none of which shall be lost or materially modified as a result of this transaction), and generated and maintained all required data, documentation and records under any Environmental Law; and (5) will be able to comply with any prospective requirement adopted or promulgated prior to the date hereof under any Environmental Law and to be applicable to the Seller in the future without material cost or change in the operations of the Seller.

7.1.19:   Prepayment for Services.  Except as set forth on Exhibit 14, which will be revised as of the Closing Date, the Seller has received no payments in advance for sales or services to be performed after the Closing that relate to the Business.

7.1.20:   Employee Benefit Plans.  Listed on Exhibit 15 is a true and complete list (or in the case of unwritten plans, a description) of every stock purchase, bonus, stock option, compensation, severance, incentive compensation, deferred compensation, savings, pension, ex gratis, profit sharing, group insurance, medical, disability, life insurance, hospitalization, dental, welfare, vacation, sick pay, holiday, educational assistance or other employee benefit plan or program established by the Seller for the benefit of employees engaged in the Business, including without limitation, company cars, car allowances or car use policy, whether established by contract, policy, custom or course of dealing (the “Employee Benefit Plans” and each as an “Employee Benefit Plan”).  The Seller agrees to provide Purchaser with a copy of any Employee Benefit Plan document and any related documents reasonably requested by Purchaser.

                        (a)   The Seller represents and warrants that each Employee Benefit Plan is and has at all times been in material compliance with all Plan terms, laws, regulations, reporting and other requirements applicable to such Plan, or any participant in such Plans, including but not limited to compliance with all pertinent Federal and state requirements.  The Seller has not received notification from any other national or state agency that any Employee Benefit Plan is not in compliance with any statute, regulation, ruling or any other action having effect of law that is applicable to any of the Employee Benefit Plans. Except as set forth on Exhibit 15 neither the Seller nor the Business maintains, or has maintained in the past five (5) years, any employee Benefit Plan, nor, except as set forth on Exhibit 15 has the Seller or the Business maintained any pension plan or participated in or contributed to a multi-employer plan.

(b)   The Seller has made all required contributions under each of the Employee Benefit Plans for all periods through and including the Closing Date or accruals therefore have been provided for as shown on the financial statement of Seller and the Business.  No accumulated funding deficiency has occurred with respect to any of the Employee Benefit Plans and there are no unfunded liabilities in connection with any of the Plans.  In addition, the Seller has made all payments due under any individual or group insurance arrangement, plan, or policy for all periods through and including the Closing Date.

(c)   The Seller shall be responsible for the payment of all benefit liabilities incurred under any Employee Benefit Plan prior to or as of the Closing Date, whether or not claims for such liabilities have been filed prior to or on such Closing Date.  In addition, with respect to any of the Seller’s or the Business’ health, medical, or dental insurance policies, the Seller agrees that the Purchaser shall have no liabilities for any penalties for any kind resulting from early or off-anniversary cancellation of any such policy, or for claims for benefit liabilities incurred under such policy, prior to and on the Closing Date, whether or not any such claim has been filed prior to or on such date, including, but not limited to, any runout claims paid from reserves, or any terminal premium arrangements such as a deficit recoupment, retrospective premiums, or delayed premium payments.

7.1.21:   Disclosure.  No representation or warranty by the Seller made herein, or in any Exhibit or Schedule hereto, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

7.2:   Representations by the Purchaser.  As a material inducement to the Seller to enter into and perform Seller’s obligations pursuant to this Agreement, the Purchaser represents and warrants, as of the date hereof and the Closing Date, as follows:

7.2.1:   Organization and Good Standing of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has corporate power to carry on its business as it is now being conducted and, subject to any required governmental approvals to enter into and perform its obligations pursuant to this Agreement.

7.2.2:   Authorization by the Purchaser.  The execution and delivery by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Purchaser, and this Agreement, when executed and delivered by the Purchaser, will be the valid and binding obligation of the Purchaser, enforceable in accordance with its terms except as enforcement may be subject to laws relating to bankruptcy, insolvency and creditors’ rights.

7.2.3:   Non-Violation.  The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, do not and will not violate the provisions of (1) any applicable laws of the United States, the State of Maine, or of any other state or province of jurisdiction in which the Purchaser does business, (2) the Purchaser’s Articles of Incorporation or Bylaws, or (3) any order, judgment or decree or any other restriction of any kind or character applicable to the Purchaser.  No default or breach will, by virtue of the consummation of the transactions contemplated hereunder, occur in any material respect under any material contract, agreement, deed of trust, indenture or other instrument applicable to the Purchaser.

7.2.4:   Litigation.  The Purchaser is not involved in and has not been served or put on notice of any material litigation, proceeding or governmental investigation pending or threatened against or relating to the Purchaser that will adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

7.2.5:   Brokers.  The Purchaser has incurred no obligation to pay compensation or commissions to any broker or other intermediary in connection with the consummation of the transactions contemplated hereby.  The Purchaser will, independent of the other provisions of this Agreement, indemnify the Seller and the Shareholders and hold the Seller and the Shareholders harmless without deduction or offset against payment of any such compensation or commissions.

7.2.6:   Disclosure.  No representation or warranty by the Purchaser herein contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

SECTION 8:  PRE-CLOSING COVENANTS OF SELLER

As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, the Seller hereby undertakes, covenants and agrees, from and after the date hereof to the Closing Date, as follows:

8.1:   Conduct of Business.  The Seller will conduct the Business in the ordinary course, will neither dispose of any material assets nor alter in any material fashion the nature of its assets or the relationships of its assets and liabilities, and the Seller will use its best efforts to preserve and promote the Business.

8.2:   Continuation of Insurance.  The Seller will continue in effect the insurance coverages listed on Exhibit 12.

8.3:   Employees.  The Seller shall pay its present employee workforce and shall remain current in all obligations relating thereto, including without limitation, withholdings, benefits, and other payments, without material change until the Closing Date.  As of the Closing Date, the Seller will terminate the employment of all of its employees to be hired by the Purchaser and shall terminate the entitlements of all such employees to any benefits in the nature of accrued vacation or sick leave, and will pay to all of its employees any amounts due from the Seller in respect thereof.  All of said employees to be hired by Purchaser will enter into an Employment Agreement substantially in the form annexed hereto as Exhibit 3-7.

8.4:   Access for Investigation.  The Seller will furnish to the Purchaser and its agents reasonable access, during normal business hours, to its property, and to all customer lists, books, financial statements, income tax returns and any other records relating to the Business for purposes of allowing investigation thereof by the Purchaser.  The Purchaser and its agents may, at the Purchaser’s sole cost and expense, conduct such investigations, evaluations, surveys and appraisals of the Assets and the Business generally, all as the Purchaser may deem appropriate in its discretion.

8.5:   No Discussions.  Except to the extent reasonably necessary for the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement, the Seller will refrain from any discussions with any parties concerning the sale of the Assets and the Business to other prospective purchasers, or other transactions inconsistent with the transactions contemplated by this Agreement.

8.6:   Application for Consents.  The Seller shall apply for and diligently seek any consents or authorizations by third parties required to permit performance by the Seller of its obligations hereunder.

8.7:   Meeting with Employees.  Seller will allow Purchaser to meet with Seller’s employees twice prior to Closing at a time of Purchaser’s choosing subject to Seller’s approval which approval, will not be unreasonably withheld, conditioned or delayed.  The purpose of the meeting will be to answer the employees’ questions concerning the transactions contemplated by this Agreement and to permit the Purchaser to solicit such employees for employment with the Purchaser.  Nothing herein shall require the Purchaser to employ, or offer employment to, any employee of the Seller except as otherwise explicitly provided in this Agreement.

SECTION 9:  CLOSING COVENANTS OF SELLER

As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, the Seller hereby undertakes, covenants and agrees, from and after the Closing Date, as follows:

9.1:   Discontinuance of Business.  The Seller shall discontinue any and all activities in respect of the Business except for activities reasonably necessary in connection with the winding up of the Business.

9.2:   Discharge of Accounts Payable and Other Obligations.  The Seller shall pay and discharge promptly when due all accounts payable and all other obligations retained by the Seller that relate to the Business, including without limitation, all state and Federal income, unemployment or similar taxes and assessments which are owed or which might become owed by or on behalf of the Seller in respect of all periods of time before the Closing Date.

9.3:   Change of Name.  The Seller shall take such actions as are necessary to change its corporate name and to terminate any trade name registration used with respect to the Business, in order to permit the Purchaser to adopt such name or names as its corporate or assumed names, alone or in combination with any other word or words.

9.4:   Payment of Certain Costs.  The Seller shall pay, on the Closing Date, any and all costs in connection with the prepayment of any of its borrowings, if any.

9.5:   Cooperation with Purchaser.  The Seller shall, under direction by the Purchaser, cooperate with the Purchaser in contacting customers, suppliers and all other parties with which the Seller has heretofore conducted any business, for purposes of notifying all such parties of the transactions contemplated by this Agreement and concluding arrangements for the continuation of such business relationships for the benefit of the Purchaser following the Closing.

SECTION 9-1:  CLOSING COVENANTS OF PURCHASER

As a material inducement to the Seller to enter into and perform its obligations under this Agreement, the Purchaser hereby undertakes, covenants and agrees, from and after the Closing Date, as follows:

9-1.1:   Use of the name of Spence and Mathews Insurance.  The Purchaser agrees to operate the Business under the assumed names of Spence and Mathews Insurance and/or Spence & Mathews, Inc., and to use no other assumed names, until at least December 31, 2010 unless the Retention Requirement set forth in Section 3.2.5 is waived and is of no further effect.

SECTION 10:  INDEMNIFICATION

10.1:     Indemnification by the Seller.  The Seller and the Shareholders shall, jointly and severally, indemnify, defend, and save and hold harmless the Purchaser from and against any damage, liability, loss, expense or injury (including without limitation reasonable attorneys’ fees and costs and expenses incident to any claim, suit, action or proceeding) suffered by the Purchaser in respect of:

10.1.1:   Breach of Representations, Warranties and Covenants.  Any and all misrepresentations, inaccurate or incomplete representations, breach of any warranty, or nonfulfillment of any covenant by the Seller contained in this Agreement, including the Exhibits and Schedules hereto and any certificate or other instrument furnished or to be furnished to the Purchaser by or on behalf of the Seller; and

10.1.2:   Liabilities as of the Closing Date.  Any and all liabilities or obligations of the Seller, existing as of the Closing Date or arising after the Closing Date but relating to the operation of the Business before the Closing Date.

10.2:   Indemnification by the Purchaser.  The Purchaser shall indemnify, defend, and save and hold harmless the Seller, from and against any damage, liability, loss, expense or injury (including without limitation reasonable attorneys’ fees and costs and expenses incident to any claim, suit, action or proceeding), suffered by the Seller, in respect of:

10.2.1:   Breach of Representations, Warranties and Covenants.  Any and all misrepresentations, inaccurate or incomplete representations, breach of any warranty, or nonfulfillment of any covenant by the Purchaser made or contained in this Agreement, including the Exhibits and Schedules hereto and any certificate or other instrument furnished or to be furnished to the Seller by or on behalf of the Purchaser; and

10.2.2:   Liabilities After the Closing Date.  Any and all liabilities or obligations of the Purchaser relating to the operation of the Business from and after the Closing Date.

10.3:   Survival of Representations and Warranties; Limitations.  The representations, warranties and covenants set forth in this Agreement shall survive the Closing.  Notwithstanding any provision of law which may apply to limit the right to bring an action for indemnification under this Section 10, no party shall assert any claim for indemnification hereunder later than three (3) years after the Closing Date except for (a) claims in respect of any breach of the representations, warranties, and covenants set forth in Section 7.1.1, 7.1.2, 7.1.3, 7.1.4 and 7.1.10 which may be asserted at any time, and (b) claims relating to noncompliance with the covenants and undertakings set forth in this Agreement or any document constituting a Schedule or an Exhibit hereto, which may be asserted at any time subject to applicable statutes of limitations in respect thereof.

10.4:   Notice of Claims and Response.  If the party seeking indemnification hereunder (for purposes of this Section 10, the “Indemnified Party”) shall demand indemnification hereunder against the other party (for purposes of this Section 10, the “Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party of the facts and circumstances giving rise to such claim for indemnification.  The Indemnified Party shall afford to the Indemnifying Party access to all records and information relating to such claim, facts and circumstances (except those matters privileged under applicable state or Federal law or rules of evidence) reasonably necessary to permit the Indemnifying Party to evaluate the merits of such claim or the accuracy of such facts and circumstances.  Within thirty (30) days after receipt of any such demand for indemnification, the Indemnifying Party shall by notice to the Indemnified Party acknowledge its obligation to indemnify the Indemnified Party in respect of such claim, fact or circumstance, or reject the demanded indemnification.  A failure to respond to any such demand within said thirty (30) day period shall be deemed to be a rejection of the demand.

10.5:   Opportunity to Cure.  Notwithstanding any rejection of a demand for indemnification pursuant to Section 10.4, the Indemnifying Party shall be entitled, within thirty (30) days after notice of any demand for indemnification, at its sole cost and expense, to undertake to cure any circumstances or pay or settle any claim which is the subject of said notice, provided, however, that any indemnification hereunder with respect to such claim, fact or circumstance shall continue to be available notwithstanding such undertaking to cure.

10.6:   Defense of Claims.  Should any claims be made or suits or proceedings be instituted which, if successfully prosecuted, would give rise to any obligation to indemnify under this Section 10, the control of the defense thereof shall be vested in the party that would bear the greatest risk of loss as a consequence thereof pursuant to this Section 10, and the other party shall be entitled to participate in such defense.  Notwithstanding the foregoing control of the defense provisions, no settlement of any claim, suit or proceeding which will result in liability pursuant to this Section 10, may be made without the consent of the party bearing such liability, which consent will not unreasonably be withheld.

10.7:   De Minimis Provisions.  Notwithstanding the foregoing, no payments in respect of any indemnification claim shall be required of any Indemnifying Party unless and until the total amount of all indemnification claims payable by such Indemnifying Party has exceeded Five Hundred Dollars ($500.00) after which, however, all such indemnification claims, including those included in the de minimis calculation, shall be subject to payment as provided herein.

SECTION 11:  CONDITIONS TO THE OBLIGATION OF THE PARTIES

11.1:   Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to perform its undertakings pursuant to this Agreement is conditioned upon satisfaction of the following conditions, or written waiver thereof by the Purchaser, as of or before the Closing Date:

11.1.1:   Performance.  The covenants and agreements of the Seller contained in this Agreement shall have been performed and complied with in all material respects and all representations and warranties made by the Seller shall be true in all material respects.

11.1.2:   Governmental Approvals.  The Purchaser shall have obtained governmental approval of the transaction, if necessary, and no other governmental agency, court or instrumentality shall have entered any order or taken any other action that would enjoin or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

11.1.3:   Delivery of Certificates.  The Seller shall have delivered to the Purchaser the following (1) a certificate dated the Closing Date and signed by the Clerk of the Seller as to the adoption of resolutions on behalf of the Board of Directors and shareholders necessary to authorize the transactions contemplated by this Agreement, and containing copies of Seller’s Articles of Incorporation and Bylaws as then in effect, (2) a certificate issued by the Secretary of the State of Maine as to the legal existence and good standing of the Seller and, if applicable, a certificate issued by the Secretary of State of each state in which the Seller is qualified to transact business, if any, as to the qualification and good standing of the Seller in each such state, (3) a certificate of tax clearance or similar certificate issued by the appropriate taxing authorities and Department of Labor of the State of Maine and the appropriate governmental agency for the State of New Hampshire certifying that the Seller has paid all taxes and withholdings due and payable in respect of the Business (or reasonably acceptable certification in lieu thereof if such official certificates are unavailable at the Closing), (4) a certificate dated the Closing Date and signed by the Clerk of the Seller as to the incumbency of any officers executing on behalf of Seller, this Agreement or any document contemplated by this Agreement, and (5) any certificates requested by the Purchaser from third party creditors of the Seller as to (a) the performance of all obligations by the Seller to such third party creditors as of the Closing Date, (b) the amount of any payments due, if any, or (c) the discharge by the Seller of its obligations to such third party creditors.

11.1.4:   Execution and Delivery of Third Party Consents, Documents and Agreements.  The third party consents, documents and agreements contemplated hereby shall have been duly executed and delivered by and among the parties thereto, and originals or copies thereof, as appropriate, shall have been delivered to the Purchaser.

11.1.5:   Delivery of Title to the Assets.  The Seller shall have delivered to the Purchaser title to the Assets by delivery of the Bill of Sale in the form annexed hereto as Exhibit 4, and any other documents as contemplated by this Agreement and shall have delivered to the Purchaser possession of the Assets as required by this Agreement.

11.1.6:   Assignment of Contracts.  The Seller shall have assigned to the Purchaser the contracts identified on Exhibit 5 as contracts to be assumed by the Purchaser by executing and delivering to the Purchaser the Assignment and Assumption Agreement in the form annexed as Exhibit 5, the Assignment and Assumption Agreement for each lease for Seller’s two office locations and such related documents as contemplated by this Agreement, together with any required consents to assignment thereof from the other parties to such contracts.

11.1.7:   Results of Investigation and Appraisal.  No material change in the condition of the Business, financial or otherwise, as reasonably determined by the Purchaser in its sole discretion, shall have occurred since December 31, 2006.

11.1.8:   Licenses and Approvals.  The Purchaser shall have obtained all licenses and approvals, and all permits, licenses and approvals of any governmental or industry oversight entity necessary to the conduct of the Business from and after the Closing Date.  Purchaser agrees in good faith and with due diligence to obtain all said licenses, permits and approvals.

11.1.9:   Delivery of Legal Opinion.  The Purchaser shall have received from the Seller the opinion of Seller’s legal counsel addressed to the Purchaser in form and content reasonably satisfactory to the Purchaser, to the effect that:

(a)   The Seller is a corporation validly existing and in good standing under the laws of the State of Maine with all requisite power and authority to carry out its respective obligations under the terms and conditions of this Agreement.

(b)   This Agreement has been duly authorized, executed and delivered by the Seller.

(c)    The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not violate the Articles of Incorporation or Bylaws of the Seller or to the knowledge of such counsel any order, writ, judgment or decree affecting the Seller.

11.1.10:   Delivery of Noncompetition Agreement.  Seller and Shareholders will have executed and delivered to Purchaser the Noncompetition Agreement substantially in the form annexed hereto as Exhibit 7.

11.1.11:    Delivery of Option.  Seller will have delivered the Option signed and acknowledged by the Owner and suitable for recording in the York County Registry of Deeds as provided in subsection 6.7 of this Agreement.

11.1.12:  New Hampshire Lease.  Seller will have delivered to Purchaser a termination of its existing lease for the Rochester, New Hampshire office signed by Seller and its landlord, and Purchaser will have entered into a new lease with said landlord for said office as provided in subsection 6.6 of this Agreement.

11.2:   Conditions to the Obligation of the Seller.  The obligation of the Seller and of the Shareholders to perform their respective undertakings pursuant to this Agreement is conditioned upon satisfaction of the following conditions, or written waiver thereof by the Seller, as of or before the Closing Date:

11.2.1:   Performance.  The covenants and agreements of the Purchaser contained in this Agreement shall have been performed and complied with in all material respects and all representations and warranties made by the Purchaser shall be true in all material respects.

11.2.2:   Delivery of Certificates.  The Purchaser shall have delivered to the Seller the following:  (1) a certificate dated the Closing Date and signed by the Clerk of the Purchaser as to the adoption of resolutions on behalf of the Purchaser necessary to authorize the transactions contemplated by this Agreement, (2) a certificate issued by the secretary of State of Maine as to the legal existence and good standing of the Purchaser, and (3) a certificate dated the Closing Date and signed by the Clerk of the Purchaser as to the incumbency of any officers executing this Agreement or any document contemplated by this Agreement on behalf of the Purchaser, (4) a certificate dated the Closing Date and signed by the Clerk of Northeast Bank as to the adoption of resolutions on behalf of Northeast Bank necessary to authorize its Guaranty as contemplated by this Agreement, (5) a certificate issued by the secretary of State of Maine as to the legal existence and good standing of Northeast Bank, and (6) a certificate dated the Closing Date and signed by the Clerk of Northeast Bank as to the incumbency of any officers executing Northeast Bank’s guaranty and any document contemplated by this Agreement to be executed on behalf of Northeast Bank.

11.2.3:   Payment of Consideration.  The Purchaser shall have paid to the Seller the Purchase Price and executed and delivered to the Seller the Note as contemplated by Section 3, and Guarantor shall have executed and delivered to the Seller the Guaranty as contemplated by Section 3.

11.2.4:   Delivery of Legal Opinion.  The Seller shall have received from the Purchaser the opinion of Purchaser’s legal counsel addressed to the Seller in form and content reasonably satisfactory to the Seller, to the effect that:

(a)   The Purchaser and Northeast Bank are corporations validly existing and in good standing under the laws of the State of Maine with all requisite power and authority to carry out their respective obligations under the terms and conditions of this Agreement.

(b)   This Agreement has been duly authorized, executed and delivered by the Purchaser.

(c)    The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby will not violate the Articles of Incorporation or Bylaws of the Purchaser or to the knowledge of such counsel any order, writ, judgment or decree affecting the Purchaser.

(d)           The execution, delivery and performance of the documents contemplated to be executed by Northeast Bank pursuant to this Agreement and the consummation of the transactions contemplated hereby will not violate the Articles of Incorporation or Bylaws of Northeast Bank or to the knowledge of such counsel any order, writ, judgment or decree affecting Northeast Bank.

11.2.5:   Noncompetition Agreement.  Purchaser shall have executed and delivered to the Seller and the Shareholders the Noncompetition Agreement.

11.2.6:   Guaranty.  Northeast Bank shall have executed and delivered to the Seller its guaranty as required by this Agreement.

SECTION 12:  GENERAL

12.1:   Confidentiality.  Each party to this Agreement (the “Parties”) acknowledges that it has received or may have received information from other parties of a confidential or proprietary nature.  Except for such information to be used by the Purchaser in the conduct of the Business after the Closing, each Party agrees to maintain such information as confidential.  The Parties shall treat all information that they may acquire in relation to each other as strictly confidential.  No Party may disclose, or cause its representatives or subsidiaries to disclose, any information gathered in the course of assessing the transactions contemplated herein without obtaining the prior written consent of the originator or owner of such information.  Each Party shall use the same degree of care to avoid the disclosure of confidential data and information of the other Parties as it uses to protect its own confidential data and information.  Except as and to the extent required by law, each Party, present and future, shall not make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding a possible transaction between the Parties or any of the terms, conditions or other aspects of the transaction proposed hereunder without the prior written approval of the other Party.

12.2:   Risk of Loss.  If, between the date of this Agreement and the Closing Date, the Assets or any part or portion thereof should be damaged or destroyed by fire or other casualty or shall in any way fail, and such fire, casualty or failure shall materially interfere with the conduct of the Business, or might have a material effect on the prospects for the Business in the reasonable estimation of the Purchaser, then in any such case the Purchaser shall have the right to rescind this Agreement by notice given to the Seller on or before the Closing Date.  The Seller shall promptly notify the Purchaser of each occurrence of the kind specified above, and shall provide to the Purchaser such information relating thereto as the Purchaser may thereafter request.

12.3:   Default and Remedies.  The remedies of any party upon default in the performance of the obligations of the other party under this Agreement shall be as follows:

12.3.1:   Default by the Purchaser.  Upon any material default by the Purchaser in performing its obligations hereunder, which default is not waived by the Seller, in writing, the Seller shall be entitled to terminate this Agreement, and the Seller shall have no right to seek the specific performance of this Agreement by the Purchaser, but shall have the right to retain the Purchase Price Deposit and the Noncompetition Deposit as liquidated damages, actual damages being too difficult to determine.

12.3.2:   Default by the Seller or Shareholders.  Upon any material default by the Seller or Shareholders in performing their respective obligations hereunder, which default is not waived by the Purchaser, in writing, the Purchaser shall be entitled to (i) terminate this Agreement; and/or (ii) seek specific performance of this Agreement by the Seller and Shareholders, the parties recognizing and acknowledging the unique nature of the Assets and the irreparable harm suffered by the Purchaser in such event.

12.4:   Further Assurances.  The parties hereto agree to execute and deliver, at any time before or after the Closing Date, any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement.

12.5:   Entire Agreement.  The Exhibits and Schedules annexed hereto and delivered concurrently herewith shall be deemed to be incorporated into and made part of this Agreement.  This Agreement, including said Exhibits and Schedules, contains the entire agreement between the parties hereto and there are no agreements, representations, or warranties which are not set forth herein.  This Agreement may not be amended or revised except by a writing signed by all parties hereto, and no waiver hereunder shall be effective unless in writing.

12.6:   Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, except as provided below, this Agreement and all rights hereunder may not be assigned except by written consent of all parties hereto.  The foregoing notwithstanding, the Purchaser shall be entitled to assign all or any portion of its rights and/or obligations hereunder to its parent, Northeast Bank, or to any wholly owned subsidiary of Northeast Bank, upon written notice thereof to the Seller.

12.7:   Separate Counterparts.  This Agreement may be executed in several identical counterparts each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

12.8:   Consistent Accounting.  All parties to this Agreement shall report this transaction in a manner consistent with each other for accounting, tax and reporting purposes.

12.9:   Transaction Costs.  Each party to this Agreement shall be responsible for its own costs for any legal, accounting and other consulting services, if any, attendant to the transactions contemplated by this Agreement.

12.10:   Notices.  All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or by certified mail, postage and fees prepaid, to the party to be notified as follows:

(i)   if to the Purchaser, to:

Craig R. Sargent, President
Northeast Bank Insurance Group, Inc.
P.O. Box 1310
Rangeley, Maine, 04970

with a copy to:

James Delamater, President
Northeast Bank
500 Canal Street
Lewiston, ME  04240

with a copy to:

Ronald L. Bissonnette, Esq.
Isaacson & Raymond, P.A.
75 Park St., P.O. Box 891
Lewiston, ME  04243-0891

(ii)    if to the Seller or the Shareholders:

Craig O. Linscott, President
Spence & Mathews, Inc.
4 Sullivan Square, P.O. Box 715
Berwick, ME  03901

with a copy to:

Sidney St. F. Thaxter, Esq.
Curtis, Thaxter, Stevens, Broder & Micoleau LLC
One Canal Plaza, Suite 1000
P.O. Box 7320
Portland, ME  04112-7320

unless and until notice of another or different address shall be given as provided herein.  Notice shall be deemed to be given and received when delivered by hand or by courier service or, in the case of notice sent by certified mail, three (3) business days after deposited with the United States Postal Service, whichever shall apply.

12.11:   Severability.  The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision.

12.12:   Index and Article Headings.  The descriptive index and Article and Section headings in this Agreement have been inserted solely for convenience of reference, and shall not be deemed to be a part of this Agreement.

12.13:   Publicity; Nondisclosure.  No Party shall issue any press releases or make any statements in the nature of publicity before the execution of this Agreement without the prior written approval of the other party.  After the execution of this Agreement by all parties, the Purchaser, the Seller and the Shareholders shall be entitled to make such public statements as each deems appropriate with regard to the transactions contemplated by this Agreement.

12.14:   Governing Law.  The execution, interpretation, and performance of this Agreement shall be governed by the laws in effect in the State of Maine.

12.15:   Exhibits.  The following Exhibits are annexed hereto and made a part of this Agreement:

Exhibit 1:	Existing Debt
Exhibit 2-1:	Promissory Note
Exhibit 2-2:	Guaranty of Northeast Bank
Exhibit 3-1:	Employment Agreement of Shareholder Craig O. Linscott
Exhibit 3-2:	Employment Agreement of Shareholder Bradley J. Scott
Exhibit 3-3:	Employment Agreement of Gerard R. Gilbert
Exhibit 3-4:	Employment Agreement (Other Employees)
Exhibit 3-5:	Employment Agreement (Donald B. Campbell)
Exhibit 4:	Warranty Bill of Sale
Exhibit 5:	Assignment and Assumption Agreement
Exhibit 6:	General Assignment
Exhibit 7:	Noncompetition Agreement
Exhibit 8:	Contracts and Other Obligations
Exhibit 9:	List of Employees
Exhibit 10:	Intellectual Property (including Trademarks, Trade Names, Domain Names and Service Marks)
Exhibit 11:	Licenses
Exhibit 12:	Insurance Policies (Prior 6 Years)
Exhibit 13:	Environmental Law, Approvals, Permits, Violations
Exhibit 14:	Payments Received for Future Sales and Service
Exhibit 15:	Employee Benefit Plans

SECTION 13:  MANDATORY BINDING ARBITRATION

13.1:   Mandatory Binding Arbitration.  Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:

13.2:   Disputes Covered. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement or any of the transactions contemplated by this Agreement (the “Contemplated Transactions”).  Disputes include actions for breach of contract with respect to this Agreement or the related agreement, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

13.2:   Forum. The forum for the arbitration shall be located in Lewiston, Maine.

13.3:   Law. The governing law for the arbitration shall be the law of the State of Maine, without reference to its conflicts of laws provisions.

13.4:   Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Purchaser shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

13.5:   Administration. The arbitration shall be administered by the American Arbitration Association.

13.6:   Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.

13.7:   Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

13.8:   Decision. The arbitrators' decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

13.9:   Expenses. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

13.10:   Remedies; Award. The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the State of Maine.
The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

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IN WITNESS WHEREOF, the parties hereto have caused this Acquisition Agreement to be executed by their duly authorized representative as an instrument under seal as of the day and year first above written.

SPENCE & MATHEWS, INC.

/s/ Sidney St. F. Thaxter Sidney St. F. Thaxter Witness	By:	/s/ Craig O. Linscott Craig O. Linscott Its President

/s/ Sidney St. F. Thaxter Sidney St. F. Thaxter Witness		/s/ Craig O. Linscott Craig O. Linscott, Individually

/s/ Sidney St. F. Thaxter Sidney St. F. Thaxter Witness		/s/ Bradley J. Scott Bradley J. Scott, Individually

NORTHEAST BANK INSURANCE GROUP, INC.

/s/ Nancy L. McKinley Nancy L. McKinley Witness	By:	/s/ Robert S. Johnson Robert S. Johnson Its Treasurer